Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Ranpak Holdings Corp. on Form S-4 of our report dated March 17, 2020 relating to the consolidated financial statements of Ranpak Holdings Corp. and subsidiaries appearing in the Annual Report on Form 10-K of Ranpak Holdings Corp. for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus/Offer to Exchange, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

August 6, 2020